Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 15, 2007 (which expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of SFAS 123(R)), accompanying the consolidated financials statements and schedules and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Oak Hill Financial, Inc. on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of said reports in the Registration Statement and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
September 21, 2007